Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made effective as of December     , 2011 (the “Effective Date”-), by and between OVGUIDE.COM, INC. a Delaware (the “Company”), and SANJAY REDDY, an individual (the “Executive”), with reference to the following facts:

RECITALS

A. The Company is acquiring Live Matrix, Inc. (Live Matrix”) by merger (the “Merger Transaction”), and Executive prior to the Merger Transaction serves as Chief Executive Officer of Live Matrix; and

B. In connection with the Merger Transaction, both the Company and Executive desire that Executive becomes the chief executive officer of the Company immediately following the Merger Transaction on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing facts and mutual agreements set forth below, the parties, intending to be legally bound, agree as follows:

1. Employment. Conditioned on the consummation of the Merger Transaction, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms and conditions of this Agreement.

1.1 Employment Term. The term of Executive’s employment under this Agreement shall be for a term commencing on the Effective Date and ending at the earlier to occur of (a) the third (3rd) anniversary of the Effective Date (the “Third Anniversary”), or (b) such time as such employment is terminated in accordance with Section 5 hereof (the “Employment Term”). The Agreement will continue on a roll-over one year basis if either the Company or Executive have not given written notice not to extend, and terminate, ninety (90) days prior to the Third Anniversary.

1.2 Duties and Responsibilities: Board Seat. Executive shall serve as the Chief Executive Officer of the Company (“CEO”). During the Employment Term, Executive shall perform all duties and accept all responsibilities incident to his position as CEO and as may be directed by the Board of Directors of the Company (the “Board”), and shall report only to the Board of Directors. Executive shall have such powers and duties as customarily associated with the position of CEO, subject to the supervision of the Board, including without limitation oversight of day-to-day operations of the Company, hiring and firing of key personnel and strategic oversight. Executive shall also serve on the Board as a director throughout the Employment Term.

1.3 Extent of Service. During the Employment Term, Executive agrees to use his best efforts to carry out Executive’s duties and responsibilities under Section 1.2 hereof. Executive shall be a full-time employee of the Company and shall devote all of his business time and energy to his employment with and by the Company. Executive shall comply with the provisions of Section 3 hereof relating to conflicts of interest. As a material condition to this Agreement, Executive shall work from or be employed by the Company at its office at 16255 Ventura Boulevard, Encino, California 91436, or within 20 miles of that location.

1.4 Base Compensation. In consideration for the services rendered by Executive hereunder, the Company shall pay Executive a base salary (the “Base Compensation”! equal to Two Hundred Thousand Dollars ($200,000) per year. The Base Compensation shall be subject to all federal, state and local payroll tax withholding and any other withholdings required by law. All sums payable pursuant to this Agreement shall be paid in arrears, and according to the payroll practice applicable to the Company’s other senior management, which is currently bi-weekly and may be modified by the Company at its discretion.

1.5 Bonus. Executive shall receive a bonus upon a Change of Control Transaction as provided in Exhibit A attached hereto and incorporated herein by reference (the “Bonus”); provided, that Executive must be employed by the Company at the time of the Change of Control Transaction as a condition precedent to payment of the Bonus except as expressly provided in this Agreement. “Change of Control Transaction” means any of the following with respect to the Company: (a) the merger or consolidation of the Company with or into any other corporation or business entity (except one in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least a majority of the outstanding securities having the right to vote in an election of the board of directors of the surviving corporation (the “Voting Stock”)): (b) the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all assets of the Company; or (c) the acquisition by any person or any group of persons (other than the Company, any of its direct or indirect subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its direct or indirect subsidiaries) acting together in any transaction or related series of transactions, of such number of shares of the Company’s Voting Stock as causes such person or group of persons to own beneficially, directly or indirectly, as of the time immediately after such transaction or series of transactions, 50% or more of the combined voting power of the Voting Stock of the Company.

1.6 Equity Compensation.

a. Stock Option Grant. In further consideration of Executive’s employment by the Company, the Company will grant Executive an award of incentive stock options (the “Options’”) to purchase 2,000,000 shares of the common stock of the Company (the “Common Stock”), representing approximately seven and 69/100 percent (7.69%) of the fully diluted capitalization of the Company after the Merger Transaction and including a contemplated increase in the equity incentive pool of the Company (a pro forma capitalization table is attached hereto as Exhibit Cl. at a per-share exercise price equal to the fair market value of one (1) share of Common Stock at the time of the grant of the options, to be determined by the Board pursuant to an independent valuation report prepared in compliance with Section 409A of the Internal Revenue Code of 1986 and regulations promulgated thereunder. The terms and conditions of such Options shall be set forth in the Company’s standard form of stock option agreement to (the “Stock Option Agreement”) and in the Company’s then-current equity incentive plan. Executive’s execution and delivery of the Stock Option Agreement and this Agreement is a condition precedent to the grant of the Options.

b. Vesting of Options. The Stock Option Agreement shall provide that:

(i) The Options shall vest over a three (3)-year period commencing with the start date of Executive’s employment with the Company (“Start Date’”), with one-ninth (1/9) of such Options vesting on the date that is four (4) months from the Start Date, and the remaining eight- ninths (8/9) of such Options vesting in equal monthly installments for the next subsequent 32 months, of Control Transaction.

(ii) The vesting of the Options shall accelerate in full upon a Change Transaction.

1.7 Benefit Coverages: Vacation. During the Employment Term, Executive shall be entitled to participate in employee pension and welfare benefit plans and programs if such programs are made available to the Company’s senior level executives as a group or to its employees generally, to the extent such plans or programs exist, and as such plans or programs may be in effect from time to time (the “Benefit Coverages”), including without limitation, medical insurance. Notwithstanding the foregoing, nothing herein shall obligate the Company to obtain any Benefit Coverages. Executive shall be reimbursed for all approved travel, lodging, meal, and entertainment expenses related to the Business and undertaken on behalf of the Company, in accordance with the Company’s policies for reimbursement of such expenses, which may be modified from time to time at the Board’s discretion.

1.8 Indemnity: D&O Insurance. The Company shall indemnify and hold Executive harmless from all acts or omissions by him or occurring in the course of his employment as an officer or service as a director to the same extent as the Company indemnifies and holds harmless other officers and directors of the Company. Further, the Company shall add Executive as a named insured under its existing Directors and Officers liability insurance policy, and the Company shall maintain Directors and Officers liability insurance during the term of this Agreement. The Company shall endeavor to purchase a directors and officers liability insurance run-off policy with respect to claims and liabilities arising from acts and omissions of officers and directors of Live Matrix with respect to the business and affairs of Live Matrix prior to the effective time of the Merger Transaction (the “Run-Off Policy”): provided, that such Run-Off Policy shall be on commercially reasonable and market terms, conditions and pricing.

2. Other Agreements.

2.1 Confidentiality Agreement. In addition to this Agreement, Executive shall execute and deliver the Company’s Invention Assignment and Confidentiality Agreement (the “Confidentiality Agreement”, a copy of which is attached hereto as Exhibit B), and agrees to be bound by the terms of the Confidentiality Agreement.

2.2 Stockholders Agreement. Executive shall be required to execute any applicable stockholders agreements between the Company and its stockholders, including without limitation the Company’s Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of April 14, 2010. Any shares of Common Stock issued upon exercise of the Options shall be subject to any such stockholders agreements.

2.3 Non-Disparagement. Executive shall not at any time disparage the good name or reputation of the Company or any of its affiliates, or take any action which brings the Company or its business into public ridicule or disrepute.

3. Conflict of Interest. During the Employment Term and at any other time Executive is employed as an employee by, engaged as a consultant by, or otherwise providing services to the Company, Executive agrees not to accept, on Executive’s own behalf or on behalf of any other party, any employment, engagement, obligation or other association, as an employee, partner, contractor, consultant, owner, joint venturer or any other capacity, with any person or entity that is a competitor of the Company or with which such employment, engagement, obligation or association would otherwise be inconsistent or incompatible with Executive’s obligations and duties to the Company, including the obligations to maintain the confidentiality of the “Confidential Information” (as defined in the Confidentiality Agreement). The foregoing notwithstanding, the Company acknowledges that Executive presently is an investor and/or advisor in MyDamnChannel, Advanced Media Research Group, Klout and LongTail Ad Solutions (the “Outside Businesses”), and the Company further agrees that Executive’s continued association or work with the Outside Businesses is not a violation of breach of this conflict of interest provision, the attached Confidentiality Agreement, or any other provision of this Agreement. In the future, if the Executive intends to serve as an advisor or investor in any company, he shall receive written consent from the Board of Directors of the Company prior to making such investment or becoming an advisor.

4. Equitable Relief. Executive agrees that in addition to any other rights and remedies available to the Company for any breach by Executive of his obligations hereunder, the Company will be entitled to equitable relief to restrain Executive from violating the terms of this Agreement and/or to compel Executive to cease and desist all unauthorized use and disclosure of the Company Information.

5. Termination.

5.1 Termination. Notwithstanding that this Agreement is for a three (3) year term, either the Company or the Executive may terminate Executive’s employment with the Company for any reason or for no reason. The Company and Executive acknowledge and agree that Executive’s employment with the Company is at-will, but subject to the terms hereof

5.2 Termination by Company for Cause. The Company may terminate the Executive’s employment for Cause (as defined in Section 5.8 below). In the event that the Company terminates Executive’s employment for Cause, Executive shall forfeit (a) the Bonus in its entirety, and (b) all Options previously granted to him by the Company, whether vested or unvested as of the Termination Date.

5.3 Termination by Executive Without Good Reason. If Executive terminates his employment with the Company without Good Reason (as defined in Section 5.8 below), Executive shall forfeit (a) the Bonus in its entirety, and (b) any Options previously granted to him that are unvested as of the Termination Date (but Executive will retain Options that are vested as of the Termination Date).

5.4 Permanent Disability. This Agreement shall automatically terminate in the event of Executive’s permanent disability. For purposes of this Section 5.4. the term “permanent disability” shall refer to the substantial inability, with or without a reasonable accommodation, of Executive to perform the essential duties of Executive’s job under this Agreement on a full-time basis due to illness, physical or mental injury, or incapacity for a consecutive period of three (3) months. Executive agrees, in the event of a dispute under this Section 5.4. to submit to a physical examination by a licensed physician selected by the Company as part of a good faith, interactive process to determine if Executive is permanently disabled, or may perform his job duties with a reasonable accommodation.

5.5 Death. In the event that Executive’s employment with the Company terminates because of the death of the Executive, the Company shall pay to Executive’s executors, legal representatives, or administrators, as applicable, the amount set forth in Section 5.1. The Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs, or assigns or any other person claiming under or through Executive except as otherwise specifically provided in this Agreement.

5.6 Termination by Executive for Good Reason or Termination by Company without Cause. If either (a) Executive terminates his employment for Good Reason, or (b) the Company terminates Executive’s employment without Cause, then (i) the vesting of Executive’s Options shall accelerate in full, and all of Executive’s Options shall be deemed to be fully vested as of the Termination Date, (ii) Executive shall be entitled to receive payment of one hundred percent (100%) of the Bonus upon the consummation of a Change of Control Transaction if termination under this Section 5.6 occurs within nine (9) months of the signing of a definitive binding agreement with respect to such Change of Control Transaction (expressly excluding a letter of intent, term sheet or the like), and (iii) Executive shall receive a cash severance payment of fifty thousand dollars ($50,000.00).

5.7 Payment on Termination. If Executive’s employment with the Company terminates for any reason set forth in Sections 5.2, 5.3, 5.4, 5.5 or 5.6, above, then, in addition to any provisions described in each respective section, the Company shall pay or provide to Executive the Earned Amount (as defined in Section 5.8 below). Additionally, to the extent that Executive shall retain vested Options as of the Termination Date, the Company shall deliver to Executive a certificate or other writing reflecting all of Executive’s vested Options as of the Termination Date. Executive shall have the right to exercise the vested Options at any time prior to the date that is the tenth (10th) anniversary of the date on which the Options were granted by the Company.

5.8 Definitions.

a. “Cause” means, with respect to Executive: (i) willful breach of duty in the course of his employment or in his capacity as a director, including without limitation willful breach of confidentiality, non-solicitation and other covenants, and fiduciary duties, to which Executive is bound (ii) habitual neglect of his duties, (iii) willful misconduct, including without limitation theft, embezzlement or misappropriation of Company funds or property, or (iv) conviction of any felony relating to an act or omission involving the Company or the

Company’s business; provided, that such breach in Section 5.8(i) above or each instance of neglect of duty in Section 5.8(ii) above shall constitute Cause if and only if, after written notice by the Company, and a minimum fifteen (15) day opportunity for the Executive to cure, Executive has not cured the claimed willful breach; provided, further, that in the case of Section 5.8(ii). Executive shall have a cure right only the first three (3) instances of neglect of duty, and the Company may terminate Executive for habitual neglect of duty without opportunity to cure after the third instance of neglect of duty.

b. “Earned Amount” means, as of the Termination Date, (i) all accrued but unpaid Base Compensation; (ii) any earned, accrued but unpaid Bonus, and (iii) any vacation and other benefits accrued and payable as required by applicable law.

c. “Good Reason” means (i) a material breach by the Company of a material obligation or duty owed by Company to Executive under this Agreement; provided, that such breach shall constitute Good Reason if and only if, after written notice by the Executive, and a minimum fifteen (15) day opportunity for the Company to cure, the Company has not cured the claimed breach, or (ii) material diminution of material duties and responsibilities of Executive as CEO without the consent of Executive; provided, that such diminution of duties and responsibilities shall constitute Good Reason if and only if, after written notice by the Executive, and a minimum fifteen (15) day opportunity for the Company to restore such duties and responsibilities, the Company has not made such restoration or substitution.

d. “Termination Date” means the date of termination of Executive’s employment with the Company.

5.9 Company Property. All Company materials, including but not limited to Confidential Information, reports, documents, data, records, equipment, and other tangible property, provided to Executive by the Company or produced by Executive or others in connection with Executive’s employment by the Company, will be and remain the sole property of the Company, and Executive will promptly return the same to the Company, as and when requested by the Company and in any event upon termination or expiration of this Agreement.

6. Survival. The respective rights and obligations of the parties hereunder shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

7. Arbitration: Expenses. In the event of any dispute, controversy, or claim under the provisions of this Agreement, other than a dispute, controversy, or claim in which the sole relief is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy, or claim settled by arbitration in the City of Los Angeles, California, in accordance with the commercial arbitration rules then in effect of JAMS, before a single arbitrator selected by the Company and Executive in accordance with the rules of JAMS. Any award entered by the arbitrator shall be final, binding, and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The Company shall bear full responsibility for the arbitrator’s fees and costs. Each party shall pay for its own costs and attorneys’ fees, if any. If, however, any party prevails on a statutory claim which affords the prevailing party attorneys’ fees, or if there is a written agreement providing for fees, the arbitrator may award reasonable fees to the prevailing party.

8. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by telecopy, electronic or digital transmission method upon receipt of telephonic or electronic confirmation; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice will be sent to:

If to the Company, to:	OVGuide.com, Inc.
Attn.: Peter Lee
16255 Ventura Boulevard
Encino, California 91436
Facsimile:
Email:

With a required copy to:	Donald S. Lee
LKP Global Law, LLP
1901 Avenue of the Stars, Suite 480
Los Angeles, CA 90067
Facsimile: (424) 239-1882
Email: dlee@lkpgl.com

If to Executive, to:	Sanjay Reddy
3937 Ventura Canyon Avenue
Sherman Oaks, CA 91423
E-mail: psanjayreddy@gmail.com

With a required copy to:	Richard A. Love
Love & Erskine LLP
11601 Wilshire Boulevard, Suite 2000
Los Angeles, CA 90025
Facsimile: 310.477.3922
E-mail: rlove@love-law.net

or to such other addresses as the Company or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

9. Miscellaneous.

9.1 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

9.3 Venue and Jurisdiction. For purposes of venue and jurisdiction, this Agreement shall be deemed made in the City of Los Angeles, California.

9.4 Counterparts. This Agreement shall be executed in counterparts (which may be in facsimile or PDF format), each of which shall be deemed an original and all of which together shall constitute one document.

9.5 Modification in Writing. This Agreement may be modified only by a writing executed by both parties to this Agreement.

9.6 Headings. The headings of the various sections of this Agreement have been inserted only for convenience and shall not be deemed in any manner to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement.

9.7 Entire Agreement: Amendment. This Agreement, the Confidentiality Agreement and any other agreement referenced herein contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations, and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement. This Agreement may be amended, and any term or provision hereof waived, only by a prior written agreement executed by each of Executive and the Company (with someone other than Executive as the signatory for the Company).

9.8 Interpretation. Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a trust, an estate, or other entity.

9.9 Partial Invalidity. Each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement or the application of such provision to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement.

9.10 Successors-in-Interest and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. Nothing in this Section shall create any rights enforceable by any other persons not a party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons. Notwithstanding the foregoing, the Company’s parents, subsidiaries, and controlled affiliates shall be express third party beneficiaries of this Agreement.

9.11 Waiver. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

9.12 Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or exhibits to this Agreement.

9.13 Beneficiaries: References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death by giving the Company written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate, or other legal representative.

9.14 Board Consent. To the extent that any item in this Agreement requires consent of, or is to be determined by, the Board, for so long as Executive is a director on the Board, any such consent or determination by the Board shall require the approval of the majority of the directors other than Executive.

[Signatures On Following Page]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

COMPANY:

OVGUIDE.COM, INC., a Delaware corporation

By:	/s/ Peter T. Lee

EXECUTIVE:

By:	/s/ Sanjay Reddy
SANJAY REDDY, an individual

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]